                                                                      Exhibit 12


                                          Predecessor Company                                       The Company
                       -------------------------------------------------------------   ------------------------------------
                                                              Period         Period      Period      Period       Six
                                                            November 1,     January 1,  March 15,   March 15,    Months
                         Fiscal Year Ended December 31        1996 to        1997 to    1997 to      1997 to      Ended
                       ----------------------------------   December 31,    March 14,  October 31,  April 30,   April 30,
                         1993    1994      1995     1996       1996           1997        1997        1997         1998
                                                            (unaudited)                            (unaudited)  (unaudited)
                                                       (dollars in thousands)
Earnings:
Income (loss)
  before income taxes   5,040  (245,656)   9,274   (41,668)   (5,619)        (5,938)     (3,938)     (2,003)         134
Fixed charges           2,387     4,428    4,436     2,801       550            809       6,004       1,020        4,757
Earnings (loss)         7,427  (241,228)  13,710   (38,867)   (5,069)        (5,129)      2,066        (963)       4,891

Fixed charges --
  Interest expense      2,387     4,428    4,436     2,801       550            809       6,004       1,020        4,757
Ratio of earnings
  to fixed charges        3.1x    N/A        3.1x     N/A       N/A             N/A        N/A         N/A          N/A
Amount of insufficiency   N/A   245,649     N/A     41,668     5,619          5,938       3,938       2,003         N/A
